Exhibit 99.1

September 17, 2010

Uwharrie Capital Corp and its subsidiary banks continued to deliver solid results during the first half of 2010. Though we are living through what are certainly difficult and historic times, your family of community banks has continued to endure the storm. Not since the Great Depression have the economy, financial markets and banking industry been so stressed. With prudent underwriting, staying close to our customers and giving our clients solid financial guidance, Uwharrie Capital Corp continues to make significant market share gains that will strengthen our foundation for the future.

We value the confidence that our customers place in us and we work hard to earn that trust every day. One of the great factors behind our consistent growth is the level of care we give to our customers. Total assets ended the quarter at $515.0 million, an increase of $51.2 million or 11.0% compared to assets of $463.8 million at June 30, 2009. Loans increased 8.0% to $367.2 million and total deposits increased 10.2% to $409.9 million.

As of June 30, 2010, year to date net interest income was $9.3 million, an increase of $866 thousand, or 10.2% over the first six months of 2009. Net interest margin was 4.25%, an improvement from 4.09% for the same period of 2009.

While the soft economy continues to be difficult, we remain committed to assisting our customers in working through the challenges they face. We have taken steps to not only recognize current problems but to stay ahead of the curve if recovery is slower still. This position has impacted earnings for the first half of 2010.

Net income was $870 thousand for the six-month period ended June 30, 2010, compared to $1.528 million for the same period last year. Net income available to shareholders was $547 thousand for the six-month period compared to $1.206 million for the six-month period ending June 30, 2009. For the three months ending June 30, 2010, net income was $331 thousand, a decrease from $623 thousand for the same period last year. Net income available to shareholders was $170 thousand compared to $463 thousand last year.

Across the state and nation, banks continue to report less than stellar earnings and while ours are not as strong as the prior year, we have identified two primary contributing factors which we are managing proactively.

As loan loss trends continue, we have prudently increased our provision in recognition of the potential effect a sustained economic slowdown would have on our loan portfolio. We are thankful we are not experiencing the level of asset deterioration some financial intermediaries are facing this year, but we are not without some exposure to these market forces.

Additionally, revenue in 2009 benefited from unprecedented home refinancing in early 2009 which positively impacted income as the Company produced 1.5 times the volume of a normal year. This year home refinancing volume was lower in the first six months of 2010 compared to 2009, but represents more normalized volume.

Our business is based on building relationships rather than individual transactions and we are constantly focusing on strengthening the long-term partnership with our customers. We are seeing an increase of new customers transferring their relationships to our banks and wealth management services due to referrals from satisfied customers, our valued shareholders and our board members. Somewhat offsetting this favorable development are the continued financial challenges many local businesses and individual customers are facing, and the deflation of historic real estate values due to a lack of liquidity and economic confidence.

Your Company remains ‘well capitalized’ by regulatory standards and we are confident in our ability to accomplish our Mission and Vision of a self-supporting local economy. Once again, please “shop local” and patronize our local businesses – now more than ever. Thank you for your loyalty and confidence.

Sincerely,

UWHARRIE CAPITAL CORP

/s/ Roger L. Dick
Roger L. Dick
President and Chief Executive Officer

Uwharrie Capital Corp and Subsidiaries

Consolidated Balance Sheets

(Amounts in thousands except share and per share data)	June 30, 2010	June 30, 2009

Assets
Cash and due from banks	$11,277	$10,557
Investment securities available for sale	94,994	74,650
Federal funds sold	—	—
Loans held for sale	1,991	2,922
Loans held for investment	372,821	344,721
Less: Allowance for loan losses	5,635	4,732

Net loans held for investment	367,186	339,989

Interest receivable	2,416	1,987
Premises and equipment, net	14,127	12,863
Federal Home Loan Bank stock	3,330	3,147
Bank-owned life insurance	5,835	5,608
Goodwill	987	987
Other real estate owned	3,281	2,497
Other assets	9,612	8,629

Total assets	$515,036	$463,836

Liabilities
Deposits:
Demand, noninterest-bearing	$50,651	$47,206
Interest checking and money market accounts	167,874	118,932
Savings accounts	36,586	32,128
Time deposits, $100,000 and over	64,283	70,837
Other time deposits	90,494	102,681

Total deposits	409,888	371,784

Interest payable	389	487
Short-term borrowed funds	22,515	14,642
Long-term debt	33,589	30,648
Other liabilities	2,424	3,051

Total liabilities	468,805	420,612

Shareholders’ Equity
Preferred Stock, no par value: 10,000,000 shares authorized;
10,000 shares of series A issued and outstanding	10,000	10,000
500 shares of series B issued and outstanding	500	500
Discount on preferred stock	(350)	(450)
Common stock, $1.25 par value: 20,000,000 shares authorized; issued and outstanding or in process of issuance 7,593,929 and 7,593,929 shares, respectively.
Book value per share $4.75 in 2010 and $4.37 in 2009.	9,492	9,492
Additional paid-in capital	14,032	14,028
Unearned ESOP compensation	(629)	(701)
Undivided profits	10,603	11,214
Accumulated other comprehensive income (loss)	2,583	(859)

Total shareholders’ equity	46,231	43,224

Total liabilities and shareholders’ equity	$515,036	$463,836

Uwharrie Capital Corp and Subsidiaries

Consolidated Statements of Income

	Three Months Ended June 30,		Six Months Ended June 30,
(Amounts in thousands except share and per share data)	2010	2009	2010	2009

Interest Income
Interest and fees on loans	$5,492	$5,218	$10,794	$10,593
Interest on investment securities	756	945	1,500	1,915
Other interest income	10	19	18	43

Total interest income	6,258	6,182	12,312	12,551

Interest Expense
Interest paid on deposits	1,048	1,557	2,132	3,165
Interest on borrowed funds	438	439	846	918

Total interest expense	1,486	1,996	2,978	4,083

Net Interest Income	4,772	4,186	9,334	8,468
Provision for loan losses	830	196	1,043	568

Net interest income after provision for loan losses	3,942	3,990	8,291	7,900

Noninterest Income
Service charges on deposit accounts	563	567	1,129	1,135
Other service fees and commissions	768	575	1,429	1,032
Gain (loss) on sale of securities	62	20	(36)	(20)
Loss on nonmarketable securities	—	—	—	(172)
Total other-than-temporary impairment loss	—	(1,855)	—	(1,855)
Portion of loss recognized in other comprehensive income	—	1,651	—	1,651

Net impairment recognized in earnings	—	(204)	—	(204)
Income from mortgage loan sales	390	1,131	736	2,567
Other income	40	84	168	164

Total noninterest income	1,823	2,173	3,426	4,502

Noninterest Expense
Salaries and employee benefits	2,886	2,886	5,714	5,759
Occupancy expense	272	242	538	487
Equipment expense	176	180	358	361
Data processing	209	198	411	389
Other operating expenses	1,672	1,775	3,366	3,164

Total noninterest expense	5,215	5,281	10,387	10,160

Income before income taxes	550	882	1,330	2,242
Provision for income taxes	219	259	460	714

Net Income	$331	$623	$870	$1,528

Net Income	$331	$623	$870	$1,528
Dividends - preferred stock	(161)	(160)	(323)	(322)

Net income available to common shareholders	$170	$463	$547	$1,206

Net Income Per Common Share (1)
Basic	$0.02	$0.06	$0.07	$0.16
Assuming dilution	$0.02	$0.06	$0.07	$0.16
Weighted Average Common Shares Outstanding (1)
Basic	7,488,781	7,472,003	7,486,695	7,469,905
Assuming dilution	7,488,781	7,472,003	7,486,695	7,469,905